ICI MUTUAL INSURANCE COMPANY,

a Risk Retention Group

INVESTMENT COMPANY BLANKET BOND

RIDER NO. 16

INSURED

BOND NUMBER

Eaton Vance Management

00125116B

EFFECTIVE DATE

BOND PERIOD

AUTHORIZED REPRESENTATIVE

December 31, 2016

September 1, 2016 to September 1, 2017

   /S/ Joseph Costello

In consideration of the premium charged for this Bond, it is understood and agreed that Rider No. 2 to this Bond is hereby deleted in its entirety and replaced by this Rider No. 16, effective as of 12:01 a.m. on December 31, 2016, Standard Time at the Principal Address.

It is further understood and agreed that this Bond (other than Insuring Agreements C and D) does not cover loss resulting from or in connection with any business, activities, acts or omissions of (including services rendered by) any Insured which is not an Insured Fund ("Non-Fund") or any Employee of a Non-Fund, except loss, otherwise covered by the terms of this Bond, resulting from or in connection with:

(1)

services rendered by a Non-Fund to an Insured Fund, or to shareholders of such Fund in connection with the issuance, transfer, or redemption of their Fund shares; or

(2)

Investment Advisory Services rendered by a Non-Fund to any investment advisory client of such Non-Fund (other than any investment advisory client that is an Insured under ICI Mutual Bond No. 00125216B, or any renewals thereof); or

(3)

in the case of a Non-Fund substantially all of whose business is rendering the services described in (1) or (2) above, the general business, activities or operations of such Non-Fund, excluding (a) the rendering of services (other than those described in (1) or (2) above) to any person, or (b) the sale of goods or property of any kind.

It is further understood and agreed that with respect to any Non-Fund, Insuring Agreements C and D only cover loss of Property which a Non-Fund uses or holds, or in which a Non-Fund has an interest, in each case wholly or partially in connection with the rendering of services described in (1) or (2) above.

It is further understood and agreed that, as used herein:

(a)

"Investment Advisory Services" means (i) advice with respect to the desirability of investing in, purchasing or selling securities or other property, including the power to determine what securities or other property shall be purchased or sold, but not including furnishing only statistical and other factual information (such as economic factors and trends); and (ii) the provision of financial, economic or investment management services, but only if ancillary and related to the advice referred to in clause (i) above; provided, however, that “Investment Advisory Services” shall not include Personal Financial Planning Services; and

(b)

"Personal Financial Planning Services" means the provision of financial plans to individuals for compensation and the provision of services related thereto, and may include specific recommendations for the implementation of such plans and advice with respect to tax planning, retirement planning, estate planning, insurance planning, budgeting and cash management, or similar types of financial advice, but not including solely Investment Advisory Services.

Except as above stated, nothing herein shall be held to alter, waive or extend any of the terms of this Bond.

RNV3.2-02-025 (02/16)